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                                                                    Exhibit 99.2

Greg Miner Appointed CEO of Odetics

Anaheim, Calif.-- February 7, 2002-- Odetics Inc. (NASDAQ: ODETA & ODETB) today announced that Greg Miner has been appointed Chief Executive Officer of the company. Mr. Miner previously served as the Company's Chief Operating Officer and Chief Financial Officer. Mr. Miner will continue to act as Chief Financial Officer until a new CFO is found.

"Joel Slutzky instilled a legacy of innovation at Odetics," stated Mr. Miner. "I hope to be able to continue that legacy even as we work to return the company to profitability. We implemented a substantial reorganization over the last several quarters that has dramatically lowered our breakeven level and begun returning Odetics back toward profitability. The next challenge is to improve our liquidity and begin rebuilding our balance sheet, which has been negatively impacted by asset write down and reserves. One of my first goals will be to establish a new line of credit and to monetize the Odetics real estate."

"Joel will continue working to support MAXxess," continued Miner. "He will also still be available to provide consultation and continuity for Odetics."

About Odetics

Odetics provides products and systems that employ information technology to control the use of public roadways, secure ingress and egress of public and private facilities, and secure the delivery of digital communications. Odetics Inc. is headquartered in Anaheim, California and may be contacted at 714-774-5000. Odetics Inc. and the web sites of each of its subsidiaries may be contacted at www.odetics.com.

IMPORTANT NOTICE:

This news release contains statements that may be deemed to be forward looking. These forward-looking statements may include statements about revenue growth, profit margins, the effect of cost-reduction measures, and other statements relating to the operating results of Odetics or its subsidiaries. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors such as: short product lives, technological shifts, current technical issues that cannot be resolved on a timely basis, component availability, competition (including new and directly competitive products from others), pricing pressures, incorrect assumptions regarding market demand, the significant uncertainty of market acceptance of new products by both distributors and end-user customers, unanticipated capital requirements, retention of key personnel, general economic conditions, the inability of the company to execute its strategy including the completion of both private and public equity financings of is subsidiaries, and other factors identified in the Odetics' Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Investors are strongly encouraged to review the risk factors set forth in the Odetics most recent SEC filings.